Reinsurance Group of America, Incorporated
16600 Swingley Ridge Road, Chesterfield, Missouri 63017

RGA Elects New Member to Board of Directors

ST. LOUIS, January 25, 2019 - Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global life and health reinsurer, today announced the appointment of Steven C. Van Wyk to its Board of Directors. He will begin his service as an independent director on February 1, 2019. The addition of Mr. Van Wyk increases the size of RGA’s Board of Directors to 12 members.

“Steve has an accomplished career leading IT operations at major financial services organizations and global companies,” said Anna Manning, President and Chief Executive Officer, RGA. “His proven experience in IT transformation, innovation and digital consumer engagement will serve the RGA board well as we seek to capitalize on the rapid advances in technology impacting the insurance industry.”

“The depth of Steve’s IT and operations experience will augment the board’s ability to advise and support business initiatives across the company,” said J. Cliff Eason, Chairman of the Board of Directors. “His aptitude for resolving complex issues, developing innovative solutions, and identifying cost improvements will provide great value to the board.”

With more than 30 years of IT and operations experience, Mr. Van Wyk has demonstrated leadership in structuring, building, and improving IT organizations. His diverse background includes senior positions in the financial services, energy, and manufacturing sectors as well as extensive international experience. Currently, he is Chief Information Officer and Head of Technology & Innovation at PNC Financial Services Group, Inc. (PNC) in Pittsburgh. Prior to PNC, Mr. Van Wyk was Global CIO for ING Groep N.V., a multinational banking and financial services corporation.

Mr. Van Wyk holds degrees in Business Management and Accounting from the University of Central Iowa. He is a Certified Public Accountant and a Certified Internal Auditor. In addition, Mr. Van Wyk also serves as Chairman of the Board for the Banking Industry Architecture Network (BIAN).

About RGA
Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.3 trillion of life reinsurance in force and assets of $63 billion as of September 30, 2018. Founded in 1973, RGA is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the company’s website at www.rgare.com.

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FOR MORE INFORMATION:
Jeff Hopson
Senior Vice President, Investor Relations
636-736-2068
jhopson@rgare.com

Lynn Phillips
Vice President, Corporate Communications
636-736-2351
lphillips@rgare.com

Lizzie Curry
Public Relations Manager
636-736-8521
lizzie.curry@rgare.com